CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-280916 on Form N-14 of our report dated February 23, 2024, relating to the financial statements and financial highlights of Empower Mid Cap Value Fund and Empower Ariel Mid Cap Value Fund, each a series of Empower Funds, Inc. (the “Funds”), appearing in the Annual Reports on Form N-CSR of the Funds for the year ended December 31, 2023, and to the references to us on the cover pages, under the headings “Service Providers” and “Financial Highlights”, and within Appendix A – Agreement and Plan of Reorganization under the heading “Representations and Warranties” in the Information Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

August 28, 2024